Exhibit 4.14

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The only class of securities registered by The Hanover Insurance Group, Inc. under Section 12 of the Securities Exchange Act of 1934, as amended, is our common stock, par value $0.01 per share (our “Common Stock”). In this “Description of Securities,” unless otherwise indicated, “we,” “us,” “our,” “the Company” and similar words refer to The Hanover Insurance Group, Inc. and not any of its subsidiaries.

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our Amended and Restated By-laws (our “By-laws”), each of which have been filed with the Securities and Exchange Commission as exhibits to this Annual Report on Form 10-K.

General

We are authorized to issue up to 300,000,000 shares of Common Stock, par value $0.01 per share. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Our Common Stock is listed for quotation on the New York Stock Exchange under the symbol “THG.”

Dividends

The holders of our Common Stock are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

Voting Rights

The holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of the stockholders. The holders of our Common Stock do not have any cumulative voting rights.

Liquidation/Dissolution Rights

In the event of a liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all of our assets remaining after the payment of all debts and other liabilities, subject to the prior distribution rights of any outstanding preferred stock that may be issued in the future.

Other Rights

The holders of our Common Stock have no preemptive, subscription, redemption, sinking fund or conversion rights. All shares of Common Stock have equal rights and preferences. The rights,

preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of our preferred stock that we may designate and issue in the future.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Limited.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Certain provisions of our Certificate of Incorporation and By-laws may be deemed to have an anti-takeover effect and may prevent, delay, or defer a tender offer or takeover attempt that a stockholder may deem in his, her, or its best interest. The existence of these provisions also could limit the price that investors might be willing to pay for our securities. Such provisions include:

Staggered Board, Removal of Directors, and Charter Amendments relating to the Board

Our Certificate of Incorporation and By-laws provide for the division of our board of directors into three classes, with each class being as nearly equal in number as possible, until our annual meeting of stockholders to be held in 2027. The term of office of the class of directors elected at our annual meeting of stockholders held in 2024 shall expire at our 2027 annual meeting of stockholders; the term of office of the class of directors elected at our annual meeting of stockholders held in 2025 shall expire at our 2026 annual meeting of stockholders; and the term of office of the class of directors elected at our annual meeting of stockholders held in 2026 shall expire at our 2027 annual meeting of stockholders. Subject to the rights of the holders of shares of any class or series of preferred stock, at each annual meeting of stockholders, commencing with our 2027 annual meeting of stockholders, directors shall be elected for a term of office to expire at our annual meeting of stockholders held in the year following the year of their election, with each director to hold office until his or her successor shall have been duly elected and qualified, or, if earlier, such director’s death, resignation or removal from office. Our Certificate of Incorporation provides that any amendments to the Certificate of Incorporation relating to certain actions, including amendments thereto, with respect to the By-laws, actions by directors and classes may only be made by the affirmative vote of the holders of at least two-thirds of the shares of capital stock issued and outstanding and entitled to vote. These provisions may have the effect of making it more difficult for a third party to acquire control of us, or of discouraging a third party from attempting to acquire control of us.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the New York Stock Exchange. These additional shares may be utilized for a variety of corporate purposes. In particular, our board of directors could issue shares of preferred stock that could, depending on the terms of the series, impede the completion of a takeover effort. Our board of directors may determine that the issuance of such shares of preferred stock is in our, and our stockholders’, best interest. Such issuance could discourage a potential acquirer from making an unsolicited acquisition attempt through which such acquirer may be able to change the composition of the board, including a tender offer or other transaction a majority of our stockholders might believe to be in their best interest or in which stockholders might receive a substantial premium for their stock over the then-current market price.

Advance Notice Requirements for Director Nominations

Our By-laws provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the secretary. To be timely, a stockholder nominating individuals for election to the board of directors must provide advanced notice to us not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, unless such meeting occurs less than 30 days after notice or public disclosure of the date of the meeting is given or made, in which case notice will be timely if received by us not later than the close of business on the tenth day after the day on which notice or public announcement of the date of such meeting was made.

Limits on Ability of Stockholders to Act by Written Consent

Our Certificate of Incorporation provides that our stockholders may not act by written consent. In addition, our By-laws require that special meetings of stockholders be called only by our board of directors, our chair of the board, if any, our president, or, upon application of a majority of our directors or by the holders of at least 25% of the shares of our capital stock entitled to vote on matters to be considered at the meeting, our secretary (or, in the absence or upon the refusal of the secretary, by an assistant secretary or other officer). Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting. This limit on the ability of our stockholders to act by written consent or to call a special meeting may lengthen the amount of time required to take stockholder proposed actions.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (1) owns 15% or more of a corporation’s voting securities or (2) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve.